                                                                    Exhibit 4.16


 ----------------------------------------------------------------------------



                     JORDAN TELECOMMUNICATION PRODUCTS, INC



                             STOCKHOLDERS AGREEMENT



                           Dated as of July 21, 1997








--------------------------------------------------------------------------------

                            STOCKHOLDERS AGREEMENT
                            ----------------------


     STOCKHOLDERS AGREEMENT, dated as of July 21, 1997, among JORDAN TELECOMMUNICATION PRODUCTS, INC., a Delaware corporation (the "Company") and the Stockholders (as hereinafter defined) listed on the signature pages hereto.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, on the date hereof, the Company is authorized by its Certificate of Incorporation to issue capital stock consisting of (i) 100,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") of which 20,000 shares have been designated 13 3/4% Senior Exchangeable Preferred Stock due 2007 (the "Senior Preferred Stock") and 2,000 shares have been designated Junior Preferred Stock (the "Junior Preferred Stock") (the Common Stock and/or the Preferred Stock are sometimes hereinafter collectively referred to as the "Stock"); and each of the classes of Stock has the respective voting powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions set forth with respect thereto in such Certificate of Incorporation; and

     WHEREAS, as of the date hereof and after giving effect to the transactions contemplated hereby, the Stockholders will beneficially own shares of Stock as set forth in the Stockholder Schedule attached hereto as Schedule 1 ("Stockholder Schedule") attached hereto; and

     WHEREAS, the Company has agreed to sell certain shares of Senior Preferred Stock and Common Stock (the "Offering Stock") to Jefferies & Company, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. (collectively, the "Initial Purchasers") pursuant to the Purchase Agreement, dated as of July 21, 1997, among the Company and the Initial Purchasers, and the Initial Purchasers have proposed to resell such Offering Stock to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) or institutional "accredited investors" (as defined in Rule 504(a)(1), (2), (3) or
(7) of the Securities act), all as further described in the draft Offering Circular, dated June 24, 1997 (the "Offering Circular"); and

     WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide consistent and uniform management for the Company and desire to enter into this Agreement in order to effectuate that purpose and to set forth their respective rights and obligations in connection with their investment in the Company; and

     WHEREAS, the parties hereto also desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of capital stock of the Company, including issued and outstanding shares of Common Stock and Junior Preferred Stock that may be issued hereafter, and to provide for certain rights and obligations in respect thereto as hereinafter provided;

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                              Certain Definitions
                              -------------------

     As used in this Agreement, the following terms shall have the following respective meanings:

     Affiliate shall mean with respect to any Person, (a) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above, or with respect to any Stockholder, the Company; provided, that any Affiliate of a corporation shall be deemed an Affiliate of such corporation's stockholders. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 5% of the outstanding shares of Voting Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     Agreement shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

     Board of Directors shall mean the Board of Directors of the Company, as duly constituted in accordance with this Agreement, or any committee thereof duly constituted in accordance with this Agreement, the Bylaws and applicable law and duly authorized to make the relevant determination or take the relevant action. To the extent that the Board of Directors is required under this Agreement to authorize or approve, or make a determination in respect of a transaction between the Company, on the one hand, and a Stockholder, and/or a Stockholder's Affiliate, on the other hand, the Board of Directors shall be deemed to exclude such Stockholder, any of its Affiliates, and any of the directors, officers, employees, agents or representatives of such Stockholder and/or its Affiliates, who are members of the Board of Directors.

     Bylaws shall mean the Bylaws of the Company as in effect on the date hereof, substantially in the form of Exhibit B hereto, and as hereafter further amended or restated in accordance with the terms hereof and pursuant to applicable law.

     Certificate of Incorporation shall mean the Certificate of Incorporation of the Company as in effect on the date hereof, substantially in the form of Exhibit A hereto, and as hereafter from time to time amended, restated, modified or supplemented in accordance with the terms hereof and pursuant to applicable law.

     Closing Date shall mean the date on which the transactions contemplated by the Jordan Investors Subscription Agreement shall be consummated.

     Commission shall mean the Securities and Exchange Commission and any successor commission or agency having similar powers.

     Common Stock shall mean the Common Stock, par value $0.01 per share, of the Company.

     Credit Agreement shall mean the credit agreement, to be entered into by the Company after the date hereof, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding the direct or indirect subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     Exchange Act shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar Federal statute.

     First Offer Price shall have the meaning specified in Section 5.1(a).

     GAAP shall mean generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

     Indebtedness shall have the meaning specified in the Credit Agreement.

     Initial Public Offering shall mean the public offer and sale of Common Stock of the Company, pursuant to the initial registration thereof under the Securities Act.

     Jordan Investors shall mean the Persons other than the Company who are signatories to the Jordan Investors Subscription Agreement and any Permitted Transferee of any such Person who becomes a Stockholder in accordance with the terms hereof.

     Jordan Investors Subscription Agreement shall mean the Jordan Investors Subscription Agreement between the Jordan Investors and the Company, substantially in the form attached hereto as Exhibit C.

     Management Investors shall mean any officer or managerial employee of the Company or any of its Subsidiaries who hereafter acquires any shares of Common Stock from the Company pursuant to a Management Subscription Agreement and this Agreement, and any Permitted Transferee of any of such Person who becomes a Stockholder in accordance with the terms hereof.

     Management Subscription Agreement shall mean the Management Subscription Agreement entered into between the Company and each Management Investor, substantially in the form attached hereto as Exhibit D, as such agreement may from time to time hereafter be amended, modified or supplemented in accordance with the terms hereof and thereof.

     Notice of Exercise shall have the meaning specified in Section 5.1(b).

     Notice of Intention shall have the meaning specified in Section 5.1(a).

     Offered Securities shall have the meaning specified in Section 5.1(a).

     Offered Circular shall have the meaning specified in the third recital.

     Offering Stock shall have the meaning specified in the third recital.

     Permitted Transferee shall mean those Persons to whom transfers of Common Stock and Preferred Stock are permitted to be made pursuant to Section 4.2 or
Article V hereof.

     Person shall mean an individual or a corporation, association, partnership, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

     Preferred Stock shall mean the Preferred Stock, par value $0.01 per share, of the Company.

     Public Distribution shall mean a Public Offering of Common Stock, at the conclusion of which the aggregate number of shares of Common Stock that have been sold to the public pursuant to one or more effective registration statements under the Securities Act equals at least 25% of the shares of Common Stock then outstanding (on a fully diluted basis) after giving effect to such sale and net proceeds in excess of $25,000,000.

     Public Offering shall mean a public offering and sale of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

     Securities shall mean any capital stock of the Company.

     Securities Act shall mean, as of any date, the Securities Act of 1933, as amended, or any similar Federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute and the rules and regulations thereunder.

     Selling Investors shall have the meaning specified in Section 5.8.

     Selling Stockholder shall have the meaning specified in Section 5.1(a).

     Stock shall mean the Common Stock and the Preferred Stock; provided, however, that "Stock" shall not include the Offering Stock.

     Stockholder shall mean any of the Jordan Investors, the Management Investors, and any Permitted Transferee of any such Person who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof.

     Subsidiary shall mean as to any Person a corporation of which outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

     Transaction Documents shall mean this Agreement, the Offering Circular, the Intercompany Agreements, the Credit Agreement, the Letter of Credit Agreement, the Jordan Investors Subscription Agreement, each of the agreements that are exhibits hereto and thereto, and all agreements, instruments and documents contemplated thereby.

     Voting Stock shall mean capital stock of the Company of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of corporate directors (or Persons performing similar functions), including, without limitation, the Common Stock.

     Voting Stockholder shall mean a Stockholder who holds Voting Stock or retains, by proxy or otherwise, the power to vote Voting Stock.


                                  ARTICLE II
                                  Management
                                  ----------

     2.1 Registration of Common Stock. In the event of Public Offering of the Company's Common Stock, each Voting Stockholder shall, at a meeting convened for the purpose of amending the Certificate of Incorporation, vote to increase the number of authorized shares of Common Stock and, if necessary, increase the number of issued and outstanding shares of Common Stock, whether by stock split, stock dividend or otherwise, or change in its par value, as recommended by a majority of the members of the Board of Directors in order to facilitate such Public Offering.

     2.2 Certificate of Incorporation; No Conflict with Agreement. Attached hereto as Exhibit A is a copy of the Certificate of Incorporation as in effect on the date hereof. Each Voting Stockholder shall vote his shares of Voting Stock, and shall take all actions necessary, to ensure that the Certificate of Incorporation and Bylaws do not, at any time, conflict with the provisions of this Agreement.

                                  ARTICLE III
                             Corporate Governance
                             --------------------

     3.1 Board of Directors. The Board of Directors shall be elected in accordance with the terms of the Certificate of Incorporation and the Bylaws.

          The Company and each member of the Board of Directors shall execute a Directors Indemnification Agreement substantially in the form of Exhibit E hereto.


                                  ARTICLE IV
                              Transfers of Stock
                              ------------------

     4.1  Restrictions on Transfer.

          (a) Each Stockholder agrees that such Stockholder will not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment or pledge of) (collectively, for purposes of Articles IV and V hereof only, a "transfer") any Securities, except (i) as provided in Section 4.2; (ii) in accordance with Article V; or (iii) pursuant to the Management Subscription Agreement.

          (b) In addition to the other restrictions noted in this Article IV, each Stockholder agrees that it will not, directly or indirectly, transfer any of its Securities except as permitted under the Securities Act and other applicable securities laws.

          (c) Each Stockholder agrees that such Stockholder will not, directly or indirectly, transfer (and will not announce or disclose any intention to transfer) any Securities for a period of 180 days after the date of the final prospectus relating to any Public Offering, except as provided in Sections 4.2(a), 4.2(b) or 4.2(e).

          (d) Each Stockholder agrees that such Stockholder will not, directly or indirectly, transfer (and will not announce or disclose any intention to transfer) any Securities until July 31, 2002, except as provided in Section 4.2(e).

     4.2  Exceptions to Restrictions.  The provisions of Section 4.1 and
Article V (other than Section 5.8) shall not apply to any of the following transfers:

          (a) (i) From any of the Jordan Investors to any of the other Jordan Investors, (ii) from any Jordan Investor to any of the limited or general partners of such Jordan Investor, or (iii) from any Jordan Investor to any trust solely for the benefit of a Jordan Investor, or a Jordan Investor's spouse or children; provided, that in the case referred to in clause (iii) such Jordan Investor acts as trustee and retains the sole power to direct the voting and disposition of such shares; and provided, further, that in the cases referred to in clauses (i), (ii) and (iii), each such transferee including any trust (each a "Permitted Transferee"), shall execute a counterpart of and become a party to this Agreement and shall agree in a writing in form and substance satisfactory to the Company to be bound by the terms of this Agreement.

          (b) (i) From any Management Investor to such Management Investor's spouse or children, or (ii) from any Management Investor to any trust solely for the benefit of such Management Investor, or such Management Investor's spouse or children; provided, that in the case referred to in clause (ii), such Management Investor acts as trustee and retains the sole power to direct the voting and disposition of such Securities; and provided, further, that in the cases referred to in clauses (i) and (ii) each transferee including any trust (each a "Permitted Transferee") shall execute a counterpart of and become a party to this Agreement and the Management Subscription Agreement and shall agree in a writing in form and substance satisfactory to the Company to be bound by the terms of this Agreement and the Management Subscription Agreement.

          (c) From any Stockholder pursuant to a merger or consolidation involving the Company or a sale of all or substantially all of the outstanding shares of Common Stock.

          (d) Pursuant to a Public Offering or an open market sale following a Public Offering in accordance with Rule 144 of the Commission.

          (e) Pursuant to the duly adopted resolution of either the Board of Directors or the Stockholders.

     4.3 Endorsement of Certificates. Upon the execution of this Agreement, in addition to any other legend which the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing shares of issued and outstanding Stock shall be endorsed at all times prior to any Public Distribution as follows:

      THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED JULY 21, 1997, AMONG THE COMPANY AND ITS STOCKHOLDERS, CERTAIN SUBSCRIPTION AGREEMENT(S), AMONG THE COMPANY AND CERTAIN INVESTORS THEREIN, AND THE RESTRICTIVE PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE CORPORATION. A COPY OF THE ABOVE REFERENCED AGREEMENTS ARE ON FILE AT THE OFFICE OF THE COMPANY AT ARBORLAKE CENTRE, SUITE 550, 1751 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

          Except as otherwise expressly provided in this Agreement, all certificates representing shares of Stock hereafter issued to or acquired by any of the Stockholders or their successors hereto shall bear the legends set forth above, and shares of Stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The obligations of each party hereto shall be binding upon each transferee to whom Securities are transferred by any party hereto, whether or not such transfer is permitted under the terms of this Agreement, except for transfers pursuant to a Public Offering or under Rule 144 of the Commission. Prior to consummation of any transfer, except for transfers pursuant to a Public Offering or under Rule 144 of the Commission, the transferring party shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the other parties hereto, providing that such transferee shall fully comply with the terms of this Agreement and, in the case of a transfer by a Management Investor, the Management Subscription Agreement. Prompt notice shall be given to the Company and each Stockholder by the transferor of any transfer (whether or not to a Permitted Transferee) of any Securities.

     4.4 Improper Transfer. Any attempt to transfer or encumber any shares of Securities not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its stock records.

                                   ARTICLE V
            Rights of First Offer; New Securities: Tag Along Sales
            ------------------------------------------------------

     5.1 Transfers by a Stockholder. Except for sales of securities contemplated by Article VI hereof, transfers permitted by Sections 4.1 or 4.2, and transactions subject to Section 5.8, if at any time any Stockholder shall desire to sell or otherwise transfer any Stock owned by him or it (such Stockholder desiring to sell shares of such Stock being referred to herein as a "Selling Stockholder"), then such Selling Stockholder shall deliver written notice of its desire to sell such Stock (a "Notice of Intention"), accompanied by a copy of a proposal relating to such sale (the "Sale Proposal"), to each of the other Stockholders and to the Company, setting forth such Selling Stockholder's desire to make such sale (which shall be for cash only), the number and class of shares of Stock proposed to be transferred (the "Offered Securities") and the price at which such Selling Stockholder proposes to sell the Offered Securities (the "First Offer Price") and other terms applicable thereto.

          Upon receipt of the Notice of Intention, the Company and the other Stockholders shall then have the right to purchase at the First Offer Price and on the other terms specified in the Sale Proposal all or, subject to Section 5.1(d), any portion of the Offered Securities in the following order of priority: (i) if the Selling Stockholder is a Management Investor, then the Company shall have the first right to purchase the Offered Securities, and thereafter, the Jordan Investors shall have the right to purchase the Offered Securities pro rata among those of the Jordan Investors so electing on the basis of the respective numbers of shares of Common Stock owned by such Jordan Investors (or in such other proportion as such Jordan Investor may agree); and
(ii) if the Selling Stockholder is a Jordan Investor, the other Jordan Investors shall have the first right to purchase the Offered Securities pro rata among those of the Jordan Investors so electing on the basis of the respective numbers of shares of Common Stock owned by such Jordan Investor (or in such other proportion as such Jordan Investors may agree), then the Company shall have the right to purchase the Offered Securities. The rights of the Stockholders and the Company pursuant to this Section 5.1(b) shall be exercisable by the delivery of notice to the Selling Stockholder (the "Notice of Exercise"), within 30 calendar days from the date of delivery of the Notice of Intention. The Notice of Exercise shall state the total number of shares of the Offered Securities such Stockholder (or the Company) is willing to purchase without regard to whether or not other Stockholders purchase any shares of the Offered Securities. A copy of such Notice of Exercise shall also be delivered to the Company and each other Stockholder. The rights of the Stockholders and the Company pursuant to this
Section 5.1(b) shall terminate if unexercised 30 calendar days after the date of delivery of the Notice of Intention.

     In the event that the Stockholders or the Company exercise their rights to purchase any or all of the Offered Securities in accordance with Section 5.1(b), then the Selling Stockholder must sell the Offered Securities to such Stockholders (or, as the case may be, the Company) within 30 calendar days from the date of delivery of the Notice of Exercise to the Selling Stockholder.

     Notwithstanding the foregoing provisions of this Section 5.1, unless the Selling Stockholder shall have consented to the purchase of less than all of the Offered Securities, no Stockholder or Stockholders nor the Company may purchase any Offered Securities hereunder unless all of the Offered Securities are to be so purchased by the Stockholders and/or the Company.

     For purposes of this Article V, any Person who has failed to give notice of the election of an option hereunder within the specified time period will be deemed to have waived its rights on the day after the last day of such period.

     Each Stockholder agrees and acknowledges that the Company may purchase or acquire Common Stock pursuant to Section 5.1(b) hereof, and approves such purchases and acquisitions, and waives any objection or claim relating thereto, whether against the Company, the Board of Directors or otherwise.

     5.2 Transfer of Offered Shares to Third Parties. If all notices required to be given pursuant to Section 5.1 have been duly given and the Stockholders and the Company do not exercise their respective options to purchase all of the Offered Securities at the First Offer Price and the Selling Stockholder does not desire to sell less than all the Offered Securities, or if with the consent of the Selling Stockholder the other Stockholders and the Company purchase less than all of the Offered Securities pursuant to the provisions hereof, then in either such event the Selling Stockholder shall have the right, subject to compliance by the Selling Stockholder with the provisions of Section 4.3(b) hereof, for a period of 120 calendar days from the earlier of (i) the expiration of the option period pursuant to Section 5.1 with respect to such Sale Proposal or (ii) the date on which such Selling Stockholder receives notice from the other Stockholders and the Company that they will not exercise in whole or in part the options granted pursuant to Section 5.1, to sell to any third party which is not an Affiliate of, or related by consanguinity or marriage to, the Selling Stockholder the Offered Securities remaining unsold at a price of not less than 95% of the First Offer Price, and on the other terms specified in the Sale Proposal.

     5.3 Purchase of Offered Shares. The consummation of any purchase and sale pursuant to Section 5.1 shall take place on such date, not later than 30 calendar days after the expiration of the option period pursuant to Section 5.1 with respect to such option, as the Selling Stockholder shall select. Prior to the consummation of any sale pursuant to Section 5.1, the Selling Stockholder shall comply with Section 4.3(b) hereof. Upon the consummation of any such purchase and sale, the Selling Stockholder shall deliver certificates evidencing the Offered Securities sold duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the purchaser duly executed by the Selling Stockholder, free and clear of any liens, against delivery of the First Offer Price, payable in the manner specified in Section 5.1(a).

     5.4 Waiting Period with Respect to Subsequent Transfers. In the event that the Stockholders and the Company do not exercise their options to purchase all of the Offered Securities, and the Selling Stockholder shall not have sold the remaining Offered Securities to a third party for any reason before the expiration of the 120-day period described in Section 5.2, then such Selling Stockholder shall not give another Notice of Intention pursuant to Section 5.1 for a period of 90 calendar days after the last day of such 120-day period.

     5.5 Right of First Refusal for New Securities. The Company hereby grants to each of the Stockholders a right of first refusal to purchase shares of any New Securities (as defined below) which the Company may, from time to time, propose to issue and sell. Such right of first refusal shall allow each Stockholder to purchase a pro rata portion of the shares of Common Stock or Preferred Stock as may be included in the New Securities proposed to be issued, determined with reference to the aggregate number of outstanding shares of Common Stock or Preferred Stock (as the case may be) held by such Stockholder before the proposed issuance of New Securities. In the event a Stockholder does not purchase any or all of its pro rata portion of New Securities, the remaining Stockholders shall have the right to purchase such unpurchased New Securities or respective pro rata portion until all of the New Securities are purchased or until no other Stockholder desires to purchase any additional New Securities. The right of first refusal granted hereunder shall terminate if unexercised within 30 calendar days after receipt of the notice described in Section 5.5(c) below.

     "New Securities" shall mean any authorized but unissued shares, and any treasury shares, of capital stock of the Company and all rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include (i) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company shall become the owner of more than 50% of the voting power of such corporation;
(ii) shares of Common Stock issued in connection with any stock split or stock dividend of the Company; (iii) any borrowings, direct or indirect, from financial institutions or other Persons by the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have equity features, including warrants, options or other rights to purchase capital stock, and are not convertible into or exchangeable for capital stock of the Company; and (iv) shares of Common Stock issued pursuant to any Public Offering; and

     In the event the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice of its intention, describing the class and number of shares of Common Stock or Preferred Stock (as the case may be) it intends to issue as New Securities, the purchase price therefor (which shall be payable solely in cash) and the terms upon which the Company proposes to issue the same. Each Stockholder shall have 30 calendar days from the date such notice is given to determine whether to purchase all or any portion of the Stockholder's pro rata share of such New Securities for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     5.6 Legally Binding Obligation; Power of Attorney; Personal Rights. Subject to Section 5.1(a), making a written offer, giving or failing to give written notice within the stated period, accepting an offer or making a decision or election, in each case as provided in Section 5.1 or 5.2, shall create a legally binding obligation to buy or sell, or an obligation not to buy or sell, as the case may be, the subject Common Stock as provided in such Section 5.1 or 5.2.

     Subject to Section 5.1(a), each holder of Common Stock hereby appoints each officer of the Company as an attorney-in-fact for such holder with the power to execute such documents and take such other actions to provide for the transfer of Common Stock owned by such holder in accordance with this Article V, each officer of the Company is hereby authorized (i) to transfer such Common Stock on the books of the Company at the direction and without regard to the surrender of certificates or instruments representing such Common Stock held by such holder, and (ii) to place on all certificates or instruments representing Common Stock a legend reflecting this authority to transfer such Common Stock.

     5.7 Right to Join in Sale. Anything in this Agreement to the contrary notwithstanding, if any Stockholder or group of Stockholders proposes, in a single transaction or a series of transactions during any six-month period (other than transfers permitted by Sections 4.1 or 4.2, transactions subject to Section 5.8 and sales of securities contemplated by Article VI) to sell, dispose of or otherwise transfer 5% or more of the outstanding Common Stock or, if less than such amount, in the case of any Stockholder which owns Common Stock on the date hereof, 50% or more of its initial holdings of such interests in Common Stock, as the case may be (each a "Disposing Stockholder"), such person or group shall refrain from effecting such transaction unless, prior to the consummation thereof, each other Stockholder shall have been afforded the opportunity to join in such sale of Common Stock on a pro rata basis, as hereinafter provided.

     Prior to consummation of any proposed sale, disposition or transfer of shares of Common Stock described in Section 5.7(a), the Disposing Stockholder shall cause the person or group that proposes to acquire such shares (the "Proposed Purchaser") to offer (the "Purchase

Offer") in writing to each other Stockholder to purchase shares of Common Stock owned by such Stockholder (regardless of whether the shares of Common Stock proposed to be sold by the Disposing Stockholders are the same class as the shares of Common Stock owned by such Stockholders), such that the number of shares of such Common Stock so offered to be purchased from such Stockholder shall be equal to the product obtained by multiplying the total number of shares of such Common Stock then owned by such Stockholder by a fraction, the numerator of which is the aggregate number of shares of Common Stock proposed to be purchased by the Proposed Purchaser from all Stockholders (including the Disposing Stockholder or Stockholders) and the denominator of which is the aggregate number of shares of Common Stock. Such purchase shall be made at the highest price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase shares of Common Stock to be sold by the Disposing Stockholder or Stockholders. Each Stockholder shall have 20 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such purchase shall occur within 30 calendar days after such acceptance or at such other time as such Stockholder and the Proposed Purchaser may agree. The number of shares of Common Stock to be sold to the Proposed Purchaser by the Disposing Stockholder or Stockholders shall be reduced by the aggregate number of shares of Common Stock purchased by the Proposed Purchaser from the other Stockholders prior to the acceptance by them of Purchase Offers in accordance with the provisions of this Section 5.7 (b). In the event that a sale or other transfer subject to this Section 5.7 is to be made to a Proposed Purchaser who is not a Stockholder, the Disposing Stockholder shall notify the Proposed Purchaser that the sale or other transfer is subject to this Section 5.7 and shall ensure that no sale or other transfer is consummated without the Proposed Purchaser first complying with this Section
5.7. It shall be the responsibility of each Disposing Stockholder to determine whether any transaction to which it is a party is subject to this Section 5.7.

     5.8 Take Along. If at any time Jordan Investors owning interests representing a majority of the shares of Common Stock beneficially owned by the Jordan Investors (such Jordan Investors being referred to in this Section 5.8 as the "Selling Investors") shall determine to sell or exchange (in a business combination or otherwise) two-thirds or more of their aggregate shares of Common Stock in a bona fide arm's-length transaction to a third party in which the same price per share shall be payable in respect of all shares of all classes of the Common Stock, then, upon the written request of such Selling Investors, each other Jordan Investor and each Management Investor shall be obligated to, and shall, if so requested by such third party, (a) sell, transfer and deliver or cause to be sold, transferred and delivered to such third party, shares of Common Stock owned by such Stockholder equal to (i) the number of shares of Common Stock owned by such Stockholder multiplied by (ii) a fraction, the numerator of which shall equal the number of shares of Common Stock to be sold by the Selling Investors in the transaction, and the denominator of which shall equal the total number of shares of Common Stock owned by the Selling Investors, at the same price per share (irrespective of class) and on the same terms as are applicable to the Selling Investors, and (b) if stockholder approval of the transaction is required, vote his, her or its shares of Voting Stock in favor thereof. The provisions of Sections 5.1 through 5.4, inclusive, and Section 5.7 shall not apply to any transactions to which this Section 5.8 applies.

                                  ARTICLE VI
                                  Termination
                                  -----------

     6.1 Certain Terminations. The provisions of Articles III, IV (other than
Section 4.1(c)) and V shall terminate on the date on which any of the following events first occurs: (i) a Public Distribution, (ii) a merger or consolidation of the Company with or into another Person that is not an Affiliate of the Company, as a result of which the Stockholders own less than 65% of the outstanding shares of Voting Stock of the surviving or resulting corporation,
(iii) the sale or other disposition in compliance with Section 2.1 of all or substantially all the assets of the Company to a Person that is not an Affiliate of the Company, (iv) ten years from the date of this Agreement or (v) the sale of shares of Common Stock such that the original holders of Common Stock (and any permitted transferees of such Stockholders under Section 4.2(a) or (b)) own less than 65% of the outstanding Common Stock.

     Notwithstanding the foregoing, this Agreement shall in any event terminate with respect to any Stockholder when such Stockholder no longer owns any Securities.


                                  ARTICLE VII
                                 Miscellaneous
                                 -------------

     7.1 Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of this Agreement (if applicable) as provided therein in all respects. The Company may not assign any of its rights hereunder to any Person other than an Affiliate of the Company. If any transferee of any Stockholder shall acquire any Securities in any manner, whether by operation of law or otherwise, except as otherwise provided in Section 4.3(b), such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

     7.2 Amendment and Modification; Waiver of Compliance; Conflicts. This Agreement may be amended only by a written instrument duly executed by (i) a Majority of the Jordan Investors and (ii) to the extent that such proposed amendment would materially adversely affect the rights of the Management Investors under this Agreement as a group, the holders of a majority of the shares of Stock owned by the Management Investors. In the event of the amendment or modification of this Agreement in accordance with its terms, the Stockholders shall cause the Board of Directors of the Company to meet within 30 calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Amended and Restated Certificate of Incorporation and Bylaws of the Company that may be required as a result of such amendment or modification to this Agreement, and, if required, proposing such amendments to the Stockholders entitled to vote thereon, and the Stockholders agree to vote in favor of such amendments.

     Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement, the provisions of this Agreement shall govern and prevail.

     7.3 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail), or first class mail, or other similar means of communication, as follows:

          (a) If to the Company or any Jordan Investor, addressed to the Company or to such Jordan Investor at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015; or

          (b) If to a Stockholder other than a Jordan Investor, to the address of such Stockholder set forth in the stock records of the Company.

or, in each case, to such other address or telex or telecopy number as such party may designate in writing to each Stockholder and the Company by written notice given in the manner specified herein.

     All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by telex (answer back received) or telecopy, or five business days after being so mailed.

     7.4 Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject transactions contemplated hereby and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to this subject matter. The Company represents to the Stockholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including the Amended and Restated Certificate of Incorporation) to which the Company is a party. Neither the Company nor any Subsidiary of the Company will hereafter enter into any agreement with respect to its equity or debt securities which is inconsistent with the rights granted to the holders of Registrable Securities or any Stockholder under this Agreement without obtaining the prior written consent of the Stockholder or holder of Registrable Securities whose rights would be thereby affected.

     7.5 Injunctive Relief. The Stockholders acknowledge and agree that a violation of any of the terms of this Agreement will cause the Stockholders irreparable injury for which an adequate remedy at law is not available. Therefore, the Stockholders agree that the Company and each Stockholder shall each be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any Stockholder from committing any violations of the provisions of this Agreement.

     7.6 Inspection. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Stockholder at the principal executive offices of the Company.

     7.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.8 Recapitalizations, Exchanges, Etc., Affecting the Common Stock; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock and the Preferred Stock and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

     7.9 Ratification of Prior Acts of Board of Directors of Company; Right to Negotiate. Each of the Stockholders hereby adopts, ratifies and confirms all of the actions heretofore taken by the Board of Directors in all respects, including, without limitation, in respect of the Stock Purchase Agreement and the transactions contemplated thereby. Nothing in this Agreement (apart from Section 2.1(c) and Article V hereof) shall be deemed to restrict or prohibit the Company from purchasing Stock from any Stockholder at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and such Stockholder, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or such Stockholder the right to sell, Stock pursuant to the terms of this Agreement.

     7.10 LITIGATION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY

MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN CHICAGO, ILLINOIS, AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF ILLINOIS OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 7.10 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

     7.11 ARBITRATION. ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY UNDER THE SECURITIES ACT, THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY OTHER STATE OR FEDERAL LAW RELATING TO SECURITIES OR FRAUD OR BOTH, THE RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, AS AMENDED, OR FEDERAL OR STATE COMMON LAW, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO, ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN CHICAGO, ILLINOIS, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF ILLINOIS. DECISIONS AS TO FINDINGS OF FACT AND CONCLUSIONS OF LAW PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES, SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. " 1 ET SEQ. ANY FINAL AWARD
SHALL BE ENFORCEABLE AS A JUDGMENT OF A COURT OF RECORD.

     7.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

                                 JORDAN TELECOMMUNICATIONS
                                  PRODUCTS, INC.


                                 By: /s/ Thomas H. Quinn
                                     ------------------------------
                                     Name:  Thomas H. Quinn
                                     Title: Chairman


                                 JORDAN INDUSTRIES, INC.



                                 By: /s/ John W. Jordan II
                                     ------------------------------
                                    Name:  John W. Jordan II
                                    Title: Chairman



                                 JII PARTNERS LIMITED PARTNERSHIP

                                 By: JORDAN INDUSTRIES, INC., a
                                   General Partner



                                 By: /s/ John W. Jordan II
                                     ------------------------------
                                    Name:  John W. Jordan II
                                    Title: Chairman

                                      LEUCADIA INVESTORS, INC.


                                      By: /s/ Joseph S. Steinberg
                                          ---------------------------------
                                          Name:  Joseph S. Steinberg
                                          Title: Vice President



                                      MEZZANINE INCOME & CAPITAL TRUST 2001 PLC


                                      By: /s/ James E. Jordan
                                          ---------------------------------
                                          Name:  James E. Jordan
                                          Title: Authorized Representative



                                      JOHN W. JORDAN, II REVOCABLE TRUST


                                      By:   /s/  John W. Jordan II
                                          ---------------------------------
                                          John W. Jordan, II
                                          Trustee



                                      THE JORDAN FAMILY TRUST


                                      By:   /s/  John W. Jordan II
                                          ---------------------------------
                                          John W. Jordan, II
                                          Trustee


                                        /s/  John W. Jordan II
                                      -------------------------------------
                                      JOHN W. JORDAN, II

                                      JORDAN/ZALAZNICK CAPITAL COMPANY


                                      By: /s/ John W. Jordan II
                                          ---------------------------------
                                          Name:  John W. Jordan II
                                          Title: Authorized Representative



                                        /s/  David W. Zalaznick
                                      -------------------------------------
                                      DAVID W. ZALAZNICK



                                        /s/  Thomas H. Quinn
                                      -------------------------------------
                                      THOMAS H. QUINN



                                        /s/  Jonathan F. Boucher
                                      -------------------------------------
                                      JONATHAN F. BOUCHER



                                        /s/  John R. Lowden
                                      -------------------------------------
                                      JOHN R. LOWDEN



                                        /s/  James E. Jordan Jr.
                                      -------------------------------------
                                      JAMES E. JORDAN, JR



                                        /s/  Adam E. Max
                                      -------------------------------------
                                      ADAM E. MAX

                                      G. ROBERT FISHER IRREVOCABLE GIFT TRUST,
                                        UTI DATE 12/26/90



                                      By:   /s/  G. Robert Fisher
                                          ---------------------------------
                                          G. Robert Fisher
                                          Trustee



                                        /s/  A. Richard Caputo
                                      -------------------------------------
                                      A. RICHARD CAPUTO



                                        /s/  Paul Rodzevik
                                      -------------------------------------
                                      PAUL RODZEVIK



                                        /s/  Douglas Zych
                                      -------------------------------------
                                      DOUGLAS ZYCH



                                        /s/  Dominic Pileggi
                                      -------------------------------------
                                      DOMINIC PILLEGI



                                        /s/  Daly Jordan O'Brien
                                      -------------------------------------
                                      DALY JORDAN O'BRIEN



                                        /s/  George C. Jordan
                                      -------------------------------------
                                      GEORGE C. JORDAN

                                        /s/  Elizabeth O'Brien Jordan
                                      -------------------------------------
                                      ELIZABETH O'BRIEN JORDAN



                                        /s/  Bruce Zalaznick
                                      -------------------------------------
                                      BRUCE ZALAZNICK